Exhibit 10.1

EXECUTION COPY

RETIREMENT AGREEMENT AND GENERAL RELEASE

Ray C. Dillon (“Executive”) and Deltic Timber Corporation (the “Company”), a Delaware corporation, enter into this Retirement Agreement and General Release (this “Agreement”), dated as of October 10, 2016, and agree as follows:

1.    Retirement. Executive and the Company mutually agree that Executive hereby retires from and ceases to be employed by the Company on October 10, 2016 (“Retirement Date”). In this connection, Executive acknowledges that he resigns from, effective as of the Retirement Date, (a) his position as President and Chief Executive of the Company, (b) his position as a member of the Board of Directors of the Company (the “Board”), (c) any other position that he holds with or on behalf of the Company and its subsidiaries, divisions and affiliates (the “Company Group”) and (d) any positions that he holds with any other entities and organizations, including business or trade organizations, state improvement districts, property owner associations and joint ventures (collectively, “Relevant Organizations”), as a representative of or at the request of a member of the Company Group. Executive has set forth on Exhibit A attached hereto all Relevant Organizations. Executive agrees that, on and after the Retirement Date, he will not represent himself as being an employee, officer, director, agent or representative of the Company for any purpose, except as expressly requested in writing by the Chairman of the Board or a duly selected delegate thereof.

2.    Payment to Executive. In consideration of the releases, waivers, representations and obligations by Executive contained in this Agreement, the Company will pay or provide to Executive:

(a)    a lump sum in cash in the gross amount of Two Million Ninety Five Thousand Seven Hundred Sixty Five Dollars ($2,095,765) (“Retirement Payment”). The Retirement Payment will be payable within ten (10) business days of the Retirement Date and, if the tenth (10th) business day following the Retirement Date is a weekend or holiday, the payment date may be extended to the first business day following such tenth (10th) business day following the Retirement Date; and

(b)    the accelerated vesting of all of Executive’s outstanding time-based restricted stock and Twenty One Thousand Two Hundred Seventy Nine (21,279) shares of his performance-based restricted stock (it being understood that the remainder of Executive’s performance-based restricted stock will be forfeited), as well as the accelerated vesting of all of his outstanding unvested stock options, with all stock options being exercisable until the earlier of the second (2nd) anniversary of the Retirement Date and the expiration date of such option; and provided further that any transaction(s) with respect to the stock of the Company that Executive holds on the Retirement Date (including any that is acquired in connection with this Section 2(b)) shall remain subject to the Company’s trading policy to the extent required for Executive to comply with such policy and the applicable securities laws, including Rule 144 under the Securities Act of 1933 and Section 16 of the Securities Exchange Act of 1934, and Executive shall remain subject to the general prohibition against trading on any material non-public information that Executive may have.

For the avoidance of doubt, the payments and benefits set forth in this Section 2 shall satisfy any severance, notice or similar obligation which either the Company or Executive may have under any agreement between the parties, including the Change-in-Control and Involuntary Severance Agreement with CEO dated October 18, 2006 (the “Severance Agreement”).

3.    Other Benefits. Except as otherwise expressly provided below, all other benefits ceased as of the Retirement Date:

(a)    Accrued Obligations. The Company will pay Executive a lump sum amount, payable promptly following the Retirement Date (and no later than within ten (10) business days of the Retirement Date), equal to Executive’s unpaid base salary, accrued but unpaid vacation pay and any unreimbursed business expenses, in each case through and including the Retirement Date.

(b)    Retirement Plans; Retiree Medical. Executive’s benefits under the Thrift Plan of Deltic Timber Corporation (the “Thrift Plan”), the Retirement Plan of Deltic Timber Corporation (the “Qualified Plan”) and the Supplemental Executive Retirement Plan of Deltic Timber Corporation (the “SERP”) will be governed by the terms of such plans (i.e., for purposes of the Qualified Plan and the SERP, Executive shall be eligible for “early pension” benefits). For the avoidance of doubt, Executive may receive monies in accordance with the terms of those plans, but Executive will not be allowed to make any contributions or receive Company matching contributions under these plans with respect to any compensation otherwise payable to Executive following the Retirement Date, including the Retirement Payment. If Executive has an outstanding loan under the Thrift Plan, then he will be responsible for repayment of such loan as required under such plan. In addition, Executive’s benefits under the Retiree Health Plan of Deltic Timber Corporation will be governed by the terms of such plan (i.e., provided that Executive timely and duly elects to participate in such plan, he will be able to participate as an “early retiree”).

4.    Consideration. Executive acknowledges, agrees and understands that the payments described in Section 2: (a) constitute good, valuable and sufficient consideration for this Agreement, including the waiver and release of claims and (b) without limiting the generality of Section 2, are in lieu of any severance or separation payment. Aside from the amounts to which Executive is specifically entitled under the terms of this Agreement, Executive acknowledges that Executive has been paid in full for all hours that Executive has worked for the Company and received any and all compensation, benefits and remuneration of any kind and character earned by Executive as of the date Executive signs this Agreement, including wages, salary (other than salary earned since the last pay day prior to the Retirement Date), benefits, bonuses, compensatory time off, commissions, vacation pay, personal leave, restricted stock, stock options, perquisites and pay due under the Fair Labor Standards Act (“FLSA”) and the Family and Medical Leave Act (“FMLA”), which Executive may be entitled to receive from the Company at any time now or in the future.

5.    Executive Protections; Defend Trade Secrets Act.

(a)    Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement requires Executive to waive any monetary award or other relief that Executive might become entitled to from the SEC or any other Government Agency.

(b)    Pursuant to the Defend Trade Secrets Act of 2016, Executive and the Company acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

6.    General Release of Claims by Executive.

(a)    Executive knowingly and voluntarily agrees to release, waive, settle and discharge the Company and the other people and entities referred to in Section 6(b) as the Company Releasees from any and all claims, charges, demands, damages, suits, liens, debts, actions or causes of action, of whatever nature in law or in equity, known or unknown, accrued or which may ever accrue, that Executive has or might have against the Company Releasees arising from or related to any act or omission occurring on or before the date Executive signs this Agreement. This release is to be generally construed to release any such claim that Executive has or might have against the Company Releasees.

(b)    This release applies to all “Company Releasee(s),” which are the Company, its parents, subsidiaries, divisions, affiliates, employee benefit plans and arrangements, and their respective predecessors, successors and assigns, and the officers, directors, employees, agents, shareholders, underwriters, insurers, administrators, fiduciaries and legal representatives of each of them, and their respective heirs and personal representatives.

(c)    Executive understands the claims subject to and being released by Executive under Sections 6(a) and (b) include claims for discrimination arising under or as a result of alleged violations of (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (Title VII); (2) the Americans with Disabilities Act (ADA); (3) the Civil Rights Act of 1866 (42 U.S.C. § 1981); (4) the Equal Pay Act (29 U.S.C. §206(d)(1)); (5) Executive Order 11246; (6) Executive Order 11141; (7) Section 503 of the Rehabilitation Act of 1973; (8) Executive Retirement Income Security Act (ERISA); (9) the Occupational Safety and Health Act (OSHA); (10) the Worker Adjustment and Retraining Notification Act (WARN Act);(11) the FLSA; (12) the FMLA; (13) the Ledbetter Fair Pay Act; (14) the Genetic Information and Discrimination Act; (15) the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), 18 U.S.C. § 1514; (16) Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd-Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a), but excluding from this release any right Executive may have to receive a monetary award from the SEC as an SEC whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd-Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program; (17) Minimum Wage Act of the State of Arkansas; (18) the Arkansas Civil Rights Act of 1993; (19) Arkansas Code §11-4-611 (regarding unpaid wages); and (20) any other federal, state and local statutory or common law.

(d)    Executive also understands the claims subject to and being released by Executive under Sections 6(a) through 6(c) include any and all claims based on any tort, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual or quasi-contractual theory (including any offer letter or employment agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation or law (statutory or common) or other legal theory, as well as any and all claims for punitive, compensatory, liquidated and/or other damages, wages, salary, bonus, vacation pay, back pay, front pay, fringe benefits, penalties, interest, attorneys’ fees, costs or expenses, and any other legally recoverable category of damages or relief.

(e)    Nothing in this Agreement or otherwise precludes Executive from filing any charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or a like charge or complaint with a state or local fair employment practice agency; participating in an investigation or proceeding by the EEOC or such agency; or pursuing any claims for unemployment or workers’ compensation or claims that cannot be released by private agreement. Executive also understands the claims subject to and being released by Executive under Sections 6(a) through (d) include Executive’s right to claim or receive damages or other relief as a result of any charge of discrimination or other proceeding asserting such released claims, which may be filed by him or any person or entity acting on his behalf, and hereby assigns all his right, title and interest in any such damages and relief to the Company.

(f)    Executive also understands that, by virtue of this Section 6, Executive waives his right to file suit for any claim Executive may have or assert against the Company Releasees, including those which may arise under the legal doctrines, laws and the statutes named in Sections 6(a) through (d), by virtue of Executive’s employment with the Company or termination of employment from the Company. Executive also acknowledges and understands that Executive is waiving and releasing unknown claims as well as known claims, and Executive waives any right or benefit Executive may have under any law regarding waiver of unknown claims. However, this Agreement does not waive or release rights or claims that may arise after the date Executive signs this Agreement, including any rights or claims Executive may have to enforce the terms of this Agreement. The parties specifically agree that this Agreement does not waive or release, and Executive expressly reserves, indemnification rights existing to him as a former director or officer of the Company under the Articles and Bylaws of the Company, pursuant to applicable state law and in accordance with any directors and officers policy existing for former directors and officers of the Company.

7.    General Release of Claims by the Company.

(a)    The Company knowingly and voluntarily agrees to release, waive, settle and discharge Executive and the other people and entities referred to in Section 7(b) as the Executive Releasees from any and all claims, charges, demands, damages, suits, liens, debts, actions or causes of action, of whatever nature in law or in equity, known or unknown, accrued or which may ever accrue, that the Company has or might have against the Executive Releasees arising from or related to any act or omission occurring on or before the date the Company signs this Agreement. This release is to be generally construed to release any such claim that the Company has or might have against the Executive Releasees.

(b)    This release applies to all “Executive Releasees,” which are Executive and his heirs and personal representatives.

(c)    The Company understands the claims subject to and being released by the Company under Sections 7(a) and (b) include claims any federal, state and local statutory or common law.

(d)    The Company also understands the claims subject to and being released by the Company under Sections 7(a) through (c) include any and all claims based on any tort, personal injury, defamation, invasion of privacy; any and all claims based on any oral, written or implied contract or on any contractual or quasi-contractual theory (including any offer letter or employment agreement); and all claims based on any other federal, state or local Constitution, regulation or law (statutory or common) or other legal theory, as well as any and all claims for punitive, compensatory, liquidated and/or other damages, penalties, interest, attorneys’ fees, costs or expenses, and any other legally recoverable category of damages or relief.

(e)    The Company acknowledges and understands that the Company is waiving and releasing unknown claims as well as known claims, and the Company waives any right or benefit the Company may have under any law regarding waiver of unknown claims. However, this Agreement does not waive or release rights or claims that may arise after the date the Company signs this Agreement, including any rights or claims the Company may have to enforce the terms of this Agreement. The parties specifically agree that this Agreement does not waive or release, and the Company expressly reserves, any right to claw back Executive’s compensation under Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Act, any similar regulation, law (statutory or common) or listing standard relating to the clawback or other reimbursement of previously paid compensation and any applicable compensation clawback policy of the Company.

8.    Acknowledgments; Representations.

(a)    Family and Medical Leave Act. Executive acknowledges, understands and agrees that Executive has been notified of Executive’s rights under the FMLA and state leave laws. Executive further acknowledges, understands and agrees that Executive has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, Executive has been returned to Executive’s job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

(b)    Work-Related Injury. Executive acknowledges, understands and agrees that it is Executive’s obligation to make a timely report, in accordance with the Company’s policy and procedures, of any work-related injury or illness. Executive further acknowledges, understands and agrees that Executive has reported to the Company’s management personnel any work-related injury or illness that occurred up to and including Executive’s last day of employment and that except as so reported, Executive has not sustained any such injury or illness.

(c)    No Claims. Subject to Sections 5(a) and 6(e), Executive represents and warrants that Executive has not filed, nor assigned to others the right to file, nor does Executive currently have pending, any complaints, charges, claims, grievances, lawsuits or other proceedings against the Company with any administrative, state, federal, or governmental entity or agency or with any court or other forum. The Company represents and warrants that the Company has not filed, nor assigned to others the right to file, nor does the Company currently have pending, any complaints, charges, claims, grievances, lawsuits or other proceedings against Executive with any administrative, state, federal, or governmental entity or agency or with any court or other forum.

(d)    Subpoena. Subject to Sections 5(a) and 6(e), to the extent Executive receives a subpoena after the date of this Agreement relating to Executive’s employment or former employment at the Company or any matter related to the Company, Executive will notify the Company within seventy-two (72) hours of receipt by contacting Deltic Timber Corporation, 210 East Elm Street, P.O. Box 7200, El Dorado, Arkansas, 71731-7200, Attention: General Counsel. Pursuant to Section 6(d), Executive has released any right to claim or receive damages as a result of any pending charge of discrimination or other proceeding.

9.    Return of Company Property. Subject to Sections 5(a) and 6(e), Executive represents that Executive has returned to a Company representative as of the Retirement Date any and all property and Trade Secrets (as defined in Section 10) of the Company Group that have been in Executive’s possession or control, including all electronic property (including, if applicable, his desktop or laptop computer, iPad, iPhone or other mobile device, Company vehicle, Company procurement card, door entry card and office keys) that Executive received from or is owned by the Company Group. In addition, Executive acknowledges that any paid memberships, subscriptions and services paid for by the Company Group shall cease as of the Retirement Date or shall be paid for by Executive effective as of the Retirement Date. Executive has set forth on Exhibit A attached hereto all such memberships, subscriptions and services.

10.    Trade Secrets. Executive acknowledges that Executive has had access to Trade Secrets, which are the sole and exclusive property of the Company Group. “Trade Secret” means information, without regard to form, including technical, nontechnical or financial data, business plans and strategies, a formula, pattern, compilation, program, device, method, technique, process or plan that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Subject to Sections 5(a) and 6(e), Executive agrees that until the Trade Secrets become public through no wrongful act, Executive shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including, without limitation, any competitors or potential competitors of the Company Group. In keeping with Section 9, Executive shall not retain in written form any Trade Secret but shall have returned it to the Company on or prior to the Retirement Date.

11.    Non-Disparagement.

(a)    Subject to Sections 5(a) and 6(e), Executive agrees that he will not disparage the Company Releasees in any way, or make or give any comments, statements, opinions or the like about the Company Releasees. For the avoidance of doubt, nothing in this Section 11(a) or otherwise shall prohibit Executive from making truthful disclosures to or having any discussions or communications with any Governmental Agency.

(b)    The Company agrees to direct its directors and executive officers not to make or give any public disparaging comments, statements, opinions or the like about Executive. For the avoidance of doubt, nothing in this Section 11(b) or otherwise shall prohibit any person from making truthful disclosures to or having any discussions or communications with any Governmental Agency.

12.    Confidentiality. Subject to Sections 5(a) and 6(e), Executive agrees to maintain the confidentiality of all confidential or proprietary information received by Executive while an employee of any member of the Company Group, including all information which Executive knows or should know the Company Group treats as confidential and all information not known to third parties engaged in the same or a similar business as the Company Group or that gives the Company Group a competitive advantage. All records, files, documents, software, laptop computer, equipment, plans, policies and other like materials relating to the Company Group, or received by Executive in the course of Executive’s employment shall remain the sole property of the Company and shall not be copied or turned over to any third party and shall be returned by Executive to the Company at the time specified by the Company, but in no event later than the Retirement Date.

13.    Non-Solicitation; Non-Interference. Until the second (2nd) anniversary of the Retirement Date, Executive shall not, directly or indirectly, either alone or jointly with or on behalf of any third party and whether on his own account or as principal, partner, shareholder, member, director, employee, consultant or in any other capacity whatsoever, in any manner (a) contact or solicit any client or customer to receive services or to purchase any good or services in competition with those provided by any member of the Company Group or (b) interfere or attempt to interfere in any material respect with the relationship between any member of the Company Group and any client, customer, supplier, investor, financing source or capital market intermediary.

14.    Cooperation. Subject to Sections 5(a) and 6(e), Executive further agrees that Executive will fully cooperate and consult with the Company Group (or a Relevant Organization on behalf the Company Group), answer questions for the Company Group (or a Relevant Organization on behalf the Company Group) and provide information as needed by the Company Group (or a Relevant Organization on behalf the Company Group) from time to time on a reasonable basis, including cooperation in connection with litigation, audits, investigations, claims, SEC filings or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Executive’s employment with the Company. Executive agrees to assist the Company Group (or a Relevant Organization on behalf the Company Group) as a witness or during any audit, investigation or litigation (including depositions, affidavits and trial) if requested by the Company, and also to complete a directors’ and officers’ questionnaire to facilitate the Company’s preparation and filing of its proxy statement and periodic reports with the SEC. It is expected that at all times Executive will testify truthfully. Executive agrees to meet at reasonable times and places with the representatives, agents or attorneys of the

Company Group (or a Relevant Organization on behalf the Company Group) for purposes of preparing for such activities. To the extent practicable and within the control of the Company Group (or a Relevant Organization on behalf the Company Group), the Company will use reasonable efforts to schedule the timing of Executive’s participation in any such activities in a reasonable manner to take into account Executive’s then-current employment or other provision of individual service, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Executive incurs for travel required by the Company with respect to those activities.

15.    Remedies for Executive’s Breach. Executive acknowledges that his obligations set forth in Sections 9 through 14 are reasonable and necessary to protect the business, interests and property of the Company and are material to this Agreement. Therefore, the parties agree that, in the event of any breach of any such section of this Agreement and in light of the difficulty of accurately determining actual damages, the Company shall be entitled to pursue any other relief legally available, including by way of example, a temporary restraining order and temporary and permanent injunctions, and shall also be entitled to cease paying or providing any compensation or benefits provided for in Section 2.

16.    Non-Admission. This Agreement shall in no way be construed as an admission by the Company that it has acted wrongfully with respect to Executive or any other person or that Executive has any rights whatsoever against the Company or any other party. The Company specifically disclaims any liability to or wrongful acts against Executive or any other person on the part of itself, its employees or its agents.

17.    Taxes; Section 409A; Reimbursements.

(a)    All payments required to be made to Executive by the Company under this Agreement shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(b)    It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) so as not to subject Executive to the payment of additional tax, interest and or penalty which may be imposed under Section 409A. Notwithstanding anything contained in this Agreement to the contrary, if, at Executive’s separation from service, (a) Executive is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided under this Agreement constitute deferred compensation under Section 409A, then, and only to the extent required by Section 409A, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service, and any amounts so delayed shall be paid during the seventh (7th) month following separation from service. In addition, if the period during which Executive may execute this Agreement and the Company may make the

Retirement Payment begins in one calendar year and ends in the next calendar year, then, and only to the extent required by Section 409A, any such payment that otherwise would be paid in such first calendar year shall instead be paid during the first five (5) business days of such next calendar year, to the extent required by Section 409A.

(c)    Any reimbursement amounts payable under this Agreement shall be paid promptly after receipt of a properly documented request for reimbursement from Executive; provided that no amount shall be paid later than December 31 of the year following the year during which the reimbursable amounts were incurred by Executive.

18.    Attorney’s Fees. The parties to this Agreement will bear their own attorney’s fees in connection with the negotiation, drafting and making of this Agreement. Executive also has released in Section 6 any claim Executive might have to attorney’s fees. Except as otherwise provided in this Agreement, the prevailing party shall be entitled to an award of costs and attorneys’ fees, including any costs and attorneys’ fees on appeal, in any action to enforce the terms of this Agreement (including by seeking injunctive relief or rescission) or to defend a claim, lawsuit or other type of action which has been waived or released in this Agreement.

19.    Entire Agreement; Amendments; Successors. This Agreement supersedes all other promises, agreements, representations or understandings between Executive and the Company, and it is the intent of this Agreement that it embodies any and all promises, agreements and understandings between Executive and the Company (including the Severance Agreement), except that the plan documents and agreements referenced in Sections 2(b) and 3(b) shall remain in full force and effect. No changes or modifications may be made in the terms stated in this Agreement unless made in writing and signed by Executive or Executive’s authorized representative and an authorized representative of the Company. This Agreement will inure to the benefit of, and will be binding on both parties, and their personal representatives, heirs, successors and assigns.

20.    Governing Law and Jurisdiction. This Agreement shall be interpreted in accordance with the laws of the State of Arkansas without regard to any choice of law or conflicts of laws provisions or principles that may direct the application of the laws of any other jurisdiction. Venue for any dispute arising under this Agreement shall be in Union County, Arkansas.

21.    Severability. It is understood and agreed that if any provision or part of this Agreement is found to be unenforceable, illegal or inoperable, such provision or part shall be severed, and all remaining provisions and parts of this Agreement shall remain fully valid and enforceable.

22.    Interpretation. The headings in this Agreement are for reference purposes only, have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or affect the interpretation of the Agreement. Nothing herein shall preclude Executive from enforcing or challenging this Agreement.

23.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same Agreement. An executed copy of this Agreement delivered by facsimile email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

24.    Knowing and Voluntary Agreement. Executive knowingly, freely and without duress or promises or representations other than those specifically contained in this Agreement, enters into this Agreement, intending to be legally bound.

25.    Consultation with an Attorney. Executive is advised to consult with an attorney before signing this Agreement and General Release. By signing this Agreement and General Release, Executive gives up and waives important legal rights.

IN WITNESS WHEREOF, the parties have executed this Retirement Agreement and General Release as of the date first noted above.

DELTIC TIMBER CORPORATION

By:	/s/ R. Madison Murphy
Name: R. Madison Murphy
	Title:	Chairman, Executive Compensation Committee

EXECUTIVE

By:	/s/ Ray C. Dillon
Name: Ray C. Dillon

Exhibit A

Relevant Organizations

American Forest and Paper Association

National Alliance of Forest Owners

Arkansas Forestry Association

American Wood Council

Harvard Joint Center for Housing Studies Policy Advisory Board

Memberships, Subscriptions and Services

Chenal Country Club

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